INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Rancho Santa Monica Developments Inc. on Amendment No. 2 to Form SB-2/A of our Report of Independent Registered Public Accounting Firm, dated December 22, 2004, on the balance sheet of Rancho Santa Monica Developments Inc. as at November 30, 2004, and the related statement of operations, cash flows, and stockholders' equity for the period from incorporation on May 28, 2004 to November 30, 2004.

In addition, we consent to the reference to us under the heading “Experts” in the registration Statement.

Vancouver, Canada	Chartered Accountants

May 24, 2005

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1